Exhibit 99.1

Filed by Echo Healthcare Acquisition Corp. (Commission File No. 000-51596)
Pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the
Securities Exchange Act of 1934, as amended

Subject Company: XLNT Veterinary Care, Inc.

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Joel Kanter	Erin Cox
President and Secretary	General Information
Echo Healthcare Acquisition Corp.	(310) 854-8319
(703) 760-7888	ecox@frbir.com

FOR IMMEDIATE RELEASE

XLNT VETERINARY CARE, INC. TO PRESENT AT SIXTH ANNUAL
MICROCAPITAL INVESTOR CONFERENCE

VIENNA, Virginia—May 11, 2007—Echo Healthcare Acquisition Corp. (“Echo” or the “Company”) (OTCBB: EHHA.OB), a blank check company, announced today that Robert Wallace, Chief Executive Officer of XLNT Veterinary Care, Inc. will be presenting at the Sixth Annual MicroCapital Investor Conference. Echo previously announced on September 11, 2006 that it entered into a definitive agreement to acquire the privately-held XLNT, in a transaction expected to close later in 2007. The conference is being held on May 17, 2007 at the Harvard Club in New York. The Company is scheduled to present at 10:10 a.m. Eastern Time on Thursday, May 17, 2007.

About Echo Healthcare Acquisition Corp.

Echo Healthcare Acquisition Corp. is a blank check company that was formed on June 10, 2005 to serve as a vehicle for the acquisition of one or more domestic or international operating businesses in the healthcare industry. On March 22, 2006, Echo consummated its initial public offering (“IPO”) of 6,250,000 Units. On March 27, 2006, the Company consummated the closing of 937,500 additional Units subject to the underwriters' over-allotment option. The 7,187,500 Units sold in the IPO (including the 937,500 Units subject to the underwriters' over-allotment option) were sold at an offering price of $8.00 per Unit, which together with the private placement of the 458,333 warrants to certain stockholders and directors of the Company at an offering price of $1.20 per share, generated total gross proceeds of $58,050,000. Of this amount, $54,947,000 was placed in trust. Echo common stock trades on the OTC Bulletin Board under the symbol EHHA.OB. To learn more about Echo, visit the website at http://www.echohealthcare.com.

About XLNT Veterinary Care, Inc.

XLNT Veterinary Care, Inc. a provider of veterinary primary care services to companion animals through a network of fully-owned veterinary hospitals. XLNT currently owns and operates 26 veterinary hospitals in the state of California.